EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                            BEFORE PAYMENT OF CAPITAL

                                       OF

                       TRIMEDIA ENTERTAINMENT GROUP, INC.

     I, the undersigned, being the sole incorporator of TriMedia Entertainment Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DO  HEREBY  CERTIFY:

FIRST: That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

     "4. The total number of shares of stock which the Corporation shall have authority to issue is: one hundred twenty million shares (120,000,000) of which one hundred million (100,000,000) shall be common stock, with a par value of $0.0001 per share and twenty million shares (20,000,000) of preferred stock, with a par value of $0.0001 per share, and the voting powers, designations, preferences and relative participating, optional or other special qualifications, limitations or restrictions thereof set forth hereinafter:

     (a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identified in all respects except as otherwise provided in subsection (b) of this Section 4.

     (b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to
          (viii)  inclusive:

     (i) the number of shares to constitute such series, and the distinctive designations thereof;

     (ii) the  voting  powers,  full  or  limited,  if  any,  of  such  series;


                              Exhibit 3.2 - Page 1


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     (iii)  the  rate  of  dividends  payable  on  shares  of  such  series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

     (iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

     (v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

     (vi) the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

    (vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange; and

   (viii) any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

     (c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock."

SECOND:  That the corporation has not received any payment for any of its stock.

THIRD:  That the amendment was duly adopted in accordance with the provisions of section  241  of  the  General  Corporation  Law  of  the  State  of  Delaware.

IN WITNESS WHEREOF, we have signed this certificate this 17th day of October, 2002.

                              _/s/  Amanda  J.  Masucci
                              -------------------------
                              By:  Amanda  J.  Masucci,  Sole  Incorporator


                              Exhibit 3.2 - Page 2


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